Exhibit 10.6

Execution Copy

MUTUAL INDEMNITY/CONTRIBUTION AGREEMENT

THIS AGREEMENT, dated as of June 17, 2018 (this “Agreement”), by and among Vintage RTO, L.P., Samjor Family LP (together with Vintage RTO, L.P., the “Vintage Guarantors” or the “Vintage Parties”) and B. Riley Financial, Inc. (the “BR Guarantor” or the “BR Party,” and together with the Vintage Guarantors, the “Guarantors” or the “Parties”). Reference is made to that certain Agreement and Plan of Merger, dated on or about the date hereof (as the same may be amended from time to time, the “Merger Agreement”), by and among Rent-A-Center, Inc., a Delaware corporation (the “Company”), Vintage Rodeo Parent, LLC, a Delaware limited liability company (“Parent”), and Vintage Rodeo Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, as an inducement for the parties thereto to enter into the Merger Agreement, the BR Guarantor and the Vintage Guarantors have entered into a Limited Guarantee (the “Limited Guarantee”) pursuant to which the Guarantors have jointly and severally agreed to guarantee, subject to the terms and conditions set forth therein, the payment, performance and discharge of certain obligations of Parent in favor of the Company (the “Guaranteed Obligations”);.

WHEREAS, the Parties desire to make certain arrangements among themselves in connection with their respective potential obligations under the Limited Guarantee.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.            Reciprocal Indemnification and Contribution

(a)       The BR Guarantor and/or certain of its affiliates have entered into certain financing commitments to support the transactions contemplated by the Merger Agreement as follows: (i) an $800.0 Million First Lien Term Loan Facility Commitment Letter, dated June 17, 2018, in favor of Vintage Rodeo Parent, LLC (such commitment letter, as it may be amended from time to time, the “Term Debt Commitment Letter”), (ii) a $275.0 Million Term Loan Facility Commitment Letter dated June 17, 2018, in favor of Vintage Rodeo Parent, LLC (such commitment letter, as it may be amended from time to time, the “Acceptance Now Debt Commitment Letter”) and (iii) a Subscription Agreement with Vintage Rodeo, L.P. pursuant to which B. Riley Financial, Inc. has agreed to subscribe for up to $315,000,000 of limited partnership interests in Vintage Rodeo, L..P and up to $114,000,000 of 13% PIK Preferred limited partnership interests in Vintage Rodeo, L.P. (such subscription agreement, as modified by that certain side letter of even date therewith and as it may be further amended from time to time, the “Subscription Agreement” and collectively with the Term Debt Commitment Letter, and the Acceptance Now Debt Commitment Letter, the “BR Financing Commitments”). A failure of the BR Guarantor or any of its affiliates to fund their respective obligations under the BR Financing Commitments that results in an obligation of a Guarantor to make any payment under the Limited Guarantee shall be referred to herein as a (“BR Commitment Failure”), and the amount so due under the Limited Guarantee on account of such BR Commitment Failure shall be referred to as a “BR Commitment Failure Obligation”). Any other circumstance that results in an obligation of a Guarantor to make any payment under the Limited Guarantee shall be referred to as a (“Merger Agreement Failure”), and the amount so due under a Limited Guarantee on account of such Merger Agreement Failure shall be referred to as a “Merger Agreement Failure Obligation”).

(b)       The BR Party hereby agrees to indemnify and hold harmless each of the Vintage Parties, together with any Vintage Party Affiliate (as defined below) from and against all losses, claims, damages, liabilities and expenses (including all reasonable fees and disbursements of counsel, incurred in investigating and defending against any such claim, damage or liability) joint or several, to the extent arising out of or based upon any BR Commitment Failure; provided, however that in no event may the amounts payable by or on behalf of the BR Guarantor hereunder, together with any other amounts paid under the Limited Guarantee exceed the Parent Cap. For purposes hereof, the term “Vintage Party Affiliate” means any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person or assignee of either Vintage Party, but excluding Parent and Merger Sub.

(c)       The Vintage Parties hereby agree, jointly and severally, to indemnify and hold harmless the BR Party, together with any BR Party Affiliate (as defined below) from and against all losses, claims, damages, liabilities and expenses (including all reasonable fees and disbursements of counsel, incurred in investigating and defending against any such claim, damage or liability) joint or several, to the extent arising out of or based upon any Merger Agreement Failure; provided, however that in no event may the amounts payable by or on behalf of the Vintage Parties hereunder, together with any other amounts paid under the Limited Guarantee exceed the Parent Cap. For purposes hereof, the term “BR Party Affiliate” means any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person or assignee of the BR Party.

(d)       In order to provide for just and equitable contribution in circumstances in which indemnification provided for in paragraph (b) or (c) of this Section 1 is unavailable, each of the BR Guarantor and the Vintage Guarantors shall contribute to the aggregate losses, claims, damages, liabilities and expenses (including all reasonable fees and disbursements of counsel incurred in investigating and defending against any claim, damage, or liability), to which one or more of such Guarantors may be subject in such proportion as is appropriate to reflect the relevant fault of the respective Guarantor giving rise to the Guaranteed Obligations; provided, however, that: in no event shall the amounts payable by the BR Guarantor hereunder, together with any other amounts paid under the Limited Guarantee exceed the Parent Cap and in no event shall the amounts payable by the Vintage Guarantors hereunder, together with any other amounts paid under the Limited Guarantee exceed the Parent Cap.

2.            Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

3.            Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

4.            No Third Party Beneficiaries. Except for the provisions of this Agreement (i) that reference BR Party Affiliates (each of which shall be for the benefit of and enforceable by each BR Party Affiliate), or that reference Vintage Party Affiliates (each of which shall be for the benefit of and enforceable by each Vintage Party Affiliate) the Parties hereby agree that their respective obligations set forth herein are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and does not, confer upon any person other than the Parties hereto and any BR Party Affiliate or Vintage Party Affiliate any rights or remedies hereunder.

5.            Counterparts. This Agreement may be executed by facsimile or other means of electronic transmission and in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.            Notices. All notices, requests, claims, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile or by electronic mail (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)           if to the BR Guarantor,

B. Riley Financial, Inc.

299 Park Ave.

7th Floor

New York, NY 10171
Email:      aforman@brileyfin.com

Attn:        Alan Forman, EVP & GC

with a copy (which shall not constitute notice) to:

Brown Rudnick LLP

One Financial Center

Boston, MA 02111
Facsimile: 617-856-8201
Email:      PFlink@brownrudnick.com

Attn:        Philip J. Flink, Esquire

(b)           if to the Vintage Guarantors,

Vintage RTO, L.P.

Samjor Family LP

4705 South Apopka Vineland Road, Suite 206

Orlando, Florida 32819
Email:       bkahn@vintcap.com

Attn:         Brian R. Kahn

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Facsimile: (650) 493-6811
Email:      bfinkelstein@wsgr.com

                dschnell@wsgr.com
Attn:        Bradley L. Finkelstein
                Douglas K. Schnell

or, in each case, at such other address as may be specified in writing to the other Party.

7.            Governing Law. THIS AGREEMENT AND ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

8.            Consent to Jurisdiction, etc. Subject to Section 9 of this Agreement below, in any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the Parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 8 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8 and shall not be deemed to confer rights on any Person other than the Parties hereto); and (b) each of the Parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 6 hereof. The Parties hereto agree that a final judgment in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

9.            Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

10.          Representations and Warranties. Each of the Parties hereto hereby represents and warrants with respect to itself that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all requisite power and authority to execute, deliver and perform this Agreement, (c) the execution, delivery and performance of this Agreement by such Party has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of such Party are necessary therefor, (d) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Party in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, (e) the execution, delivery and performance by such Party of this Agreement do not and will not (i) violate the organizational documents of such Party, (ii) violate any applicable law or order, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which such Party is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by such Party of the transactions contemplated by this Agreement on a timely basis, (f) all approvals of, filings with and notifications to, any Governmental Entity or other Person necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or other Person is required in connection with the execution, delivery or performance by it of this Agreement, (g) it has the financial capacity to pay and perform all of its obligations under this Agreement. The Vintage Parties, jointly and severally, represent and warrant to the BR Party that Vintage RTO, L.P. and Samjor Family LP own 2,156,339 units and 8,354,118 units, respectively, of Buddy’s Newco, LLC, out of a total of 17,598,668 units outstanding as of the date of this Agreement.

11.          Additional Covenants. So long as this Agreement is in effect, each Party hereby covenants and agrees that: (a) it shall not institute, and shall cause each of its controlled Affiliates not to institute, directly or indirectly, any action, suit or proceeding or bring any other claim, asserting that this Agreement is illegal, invalid or unenforceable in accordance with its terms, but subject to the terms of Agreement; (b) it will comply in all material respects with all applicable laws and orders of Governmental Entities to which it may be subject if failure to so comply would impair its ability to perform its obligations under this Agreement; and (c) it will not take any action or omit to take any action that would or would reasonably be expected to cause or result in any of its representations and warranties set forth in Section 10 hereof to become untrue.

12.          No Assignment. No Party may assign their respective rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the BR Guarantor (in the case of an assignment by a Vintage Party) or the Vintage Guarantors (in the case of an assignment by the BR Party), and any attempted assignment without such required consents shall be null and void and of no force or effect. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

13.          Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever; provided, that this Agreement may not be enforced without giving effect to the limitation of the amount payable hereunder to the Parent Cap.

14.          Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

15.          Relationship of the Parties. Each Party acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the Parties hereto and neither this Agreement nor any other document or agreement entered into by any Party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Parties hereto are solely contractual in nature.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

VINTAGE PARTIES:	VINTAGE RTO, L.P.

By: Vintage RTO GP LLC, its General Partner

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Its: Manager

SAMJOR FAMILY, LP

By:	Samjor Inc., its General Partner

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Its: President

BR PARTY:	B. RILEY FINANCIAL, INC.

	By:	/s/ Bryant Riley
Name: Bryant Riley
Its: Chairman, Co-CEO